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                                   EXHIBIT 11

                  MOBILE AMERICA CORPORATION AND SUBSIDIARIES
                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE
  QUARTERS ENDED SEPTEMBER 30, 1995 AND 1994, NINE MONTHS ENDED SEPTEMBER 30,
                                 1995 AND 1994

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
                                                     Quarters Ended                Nine Months Ended
                                                      September 30,                   September 30,
                                              -----------------------------    --------------------------

                                                   1995            1994            1995          1994
                                              ------------     ------------    ------------  ------------
Net Income                                    $  1,529,009     $    104,718    $  4,446,971  $  3,329,057
                                              ============     ============    ============  ============



Common shares outstanding                        6,260,040        6,264,040       6,260,040     6,264,040

Effect of weighting treasury
  stock acquired                                   -               -                -            -

Common and common equivalent
  shares used in computing earnings
  per share
                                             ------------     ------------    ------------  ------------
                                                6,260,040        6,264,040       6,260,040     6,264,040
                                             ============     ============    ============  ============





Earnings per share                           $        .24     $        .02    $        .71  $        .53
                                             ============     ============    ============  ============
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